Exhibit 10.8
SEMPRA
<YEAR> LONG TERM INCENTIVE PLAN
YEAR <YEAR> NONQUALIFIED STOCK OPTION AWARD

You have been granted a nonqualified option award representing the right to purchase the number of shares of Sempra Common Stock set forth below, subject to the vesting conditions set forth below. The option may not be sold or assigned. The option will be subject to forfeiture unless and until it is vested in accordance with the attached Year <YEAR> Nonqualified Stock Option Award Agreement (the “Award Agreement”).
The terms and conditions of your award are set forth in the attached Award Agreement and in the Sempra <YEAR> Long Term Incentive Plan (the “Plan”), which has been provided to you. The summary below highlights selected terms and conditions but it is not complete and you should carefully read the Award Agreement and the Plan to fully understand the terms and conditions of your award.

SUMMARY

Date of Award:	<DATE>, <YEAR>
Name of Optionee:	NAME
Optionee’s Employee Number:	EE ID
Number of Shares of Sempra Common Stock Covered by Option:	# SHARES
Exercise Price per Share:	$<PRICE>

Vesting/Forfeiture of Option:
Subject to certain exceptions set forth in the Award Agreement, your option will vest (become exercisable) in three equal annual cumulative installments of one-third each over a three-year period. Once an installment becomes exercisable, it will remain exercisable until it is exercised or your option expires or terminates. Any portion of the option that does not vest will be forfeited.

Option Term: Ten years subject to earlier expiration if your employment terminates.

Transfer Restrictions:
Your option may not be sold or otherwise transferred and will remain subject to forfeiture conditions until it vests, except as set forth herein.

Termination of Employment:
Subject to certain exceptions set forth in the Award Agreement, your option will expire and will cease to vest upon your termination of employment.
Recoupment:
Sempra reserves the right to recoup the compensation received in connection with your award (i) as required by applicable law or the rules or requirements of the primary national securities exchange on which Sempra’s common stock is listed, (ii) as required by the compensation recovery policy implemented or maintained by Sempra (“Compensation Recovery Policy”) or (iii). if your fraudulent or intentional misconduct is found, in the sole discretion of the Compensation and Talent Development Committee, to have materially affected the operations or financial results of Sempra or its Subsidiaries.

No Dividend Equivalents:
No dividend equivalents will be paid with respect to your option or the shares covered by your option.

Exercise of Option/Taxes:
You may exercise vested portions of the option in accordance with the Award Agreement. Upon exercise of your option you must pay (or make acceptable arrangements to pay) the exercise price for each share for which you exercise your option and any withholding taxes that may be due as a result of exercise.
By your acceptance of this award, you agree to all of the terms and conditions set forth in this Cover Page/Summary, the Award Agreement and the Plan. You will be deemed to have accepted this award unless you affirmatively reject the award in accordance with the procedures described herein.

Sempra:	<SIGNATURE>
Title:	<NAME> <CEO or CHRO (however designated)>

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SEMPRA <YEAR> LONG TERM INCENTIVE PLAN Year <YEAR> Nonqualified Stock Option Award Agreement
Award:

You have been granted a nonqualified stock option award under Sempra’s <YEAR> Long Term Incentive Plan (the “Plan”). The award consists of an option to purchase the number of shares of Sempra Common Stock (“Common Stock”) set forth on the Cover Page/Summary to this Award Agreement. Capitalized terms used in this Award Agreement and not defined shall have the meaning set forth in the Plan.
Unless and until it is vested, your option will be subject to forfeiture and vesting conditions.
Subject to the provisions below relating to the treatment of your option in connection with a Change in Control (as defined in the Plan), your option will vest as described herein.
Subject to certain exceptions set forth herein, your option will also be forfeited if your employment terminates before it vests.
See “Vesting/Forfeiture,” “Termination of Employment” and “Transfer Restrictions” below.

Vesting/Forfeiture:	Your option vests (becomes exercisable) in equal annual cumulative installments over a three-year period. Each installment is one-third of the original number of shares covered by your option and an installment vests on each of the first three anniversaries of the Grant Date shown on the Cover Page/Summary to this Award Agreement. Once an installment of your option becomes exercisable, it will remain exercisable until it is exercised or your option expires. Any unvested portion of the option will be forfeited in accordance with this Award Agreement.

Term:	Your option will expire at the close of business at Sempra headquarters on the day before the 10th anniversary of the Grant Date shown on the cover sheet and, except as otherwise provided, is subject to earlier expiration or termination (as described below) if your employment terminates.

Termination of Employment: Termination:
If your employment with Sempra and its Subsidiaries terminates for any reason prior to the vesting of your option (other than under the circumstances set forth below), any unvested portion of your option will be forfeited effective immediately after your termination; provided, however, that the Compensation and Talent Development Committee of Sempra’s Board of Directors (the “Compensation Committee”) in its sole discretion may determine that all or a portion of your option will not be forfeited but will be vested as of your termination of employment (subject to Code Section 409A requirements and the terms of the Plan). Except as provided below, the vested portion of your option will expire at the close of business at Sempra’s headquarters on the 90th day after your employment terminates or, if earlier, on the ten-year expiration date of the option. Except as provided below or as provided by the Compensation Committee, the option will not continue to vest after your termination of employment and will be exercisable only as to the number of shares for which it was exercisable on the date of your termination, subject to capitalization adjustments as provided in the Plan.

If your employment with Sempra and its Subsidiaries terminates prior to a Change in Control, other than by termination for cause, and you had both completed at least five years of continuous service with Sempra AND met any of the following conditions:
1.)your employment terminates on or after December 31, <YEAR> and at the date of termination you had attained age 55; or
2.)your employment terminates on or after November 30, <YEAR> and at the date of termination you had attained age 62; or
3.)at the date of termination you had attained age 65 and you were an officer subject to Sempra’s or your employer’s mandatory retirement policy;
your option will not be forfeited but will continue to be subject to the transfer restrictions and vesting conditions and other terms and conditions of this Award Agreement until the ten-year expiration date of the option if you were at least age 62 at the time of your termination or the earlier of the ten-year expiration date of the option or the third anniversary of your termination date if you were below age 62 at the time of your termination).
If your employment with Sempra and its Subsidiaries terminates by reason of your death prior to the vesting of your option and your option would otherwise be forfeited (you do not meet the age and service conditions described above), the unvested portion of your option will not expire but will continue to be subject to the transfer restrictions and vesting conditions and other terms and conditions of this Award Agreement until the earlier of the ten-year expiration date of the option or the third anniversary of your death.

Termination for Cause:
If your employment with Sempra and its Subsidiaries terminates for cause, or your employment would have been subject to termination for cause, prior to the vesting of your option, the unvested portion of your option will be forfeited and cancelled.
Prior to the consummation of a Change in Control, a termination for cause is (i) the willful failure by you to substantially perform your duties with Sempra or your employer (other than any such failure resulting from your incapacity due to physical or mental illness), (ii) the grossly negligent performance of such obligations referenced in clause (i) of this definition, (iii) your gross insubordination; and/or (iv) your commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony) which have or result in an adverse effect on Sempra, monetarily or otherwise, or one or more significant acts of dishonesty. For purposes of clause (i), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interests of Sempra and its Subsidiaries. If your option remains outstanding following a Change in Control pursuant to a Replacement Award, a termination for cause following such Change in Control shall be determined in accordance with the provisions of the Plan that define “Cause”, including reasonable notice and, if possible, a reasonable opportunity to cure as provided therein.

Change in Control:	The terms of the Plan relating to treatment of awards in the event of a Change in Control shall apply to your option in the event of a Change in Control.

Restrictions on Exercise:	You will not be permitted to exercise your option at any time at which Sempra determines that the issuance of shares may violate any law, regulation or Sempra policy.

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Exercise of Option/Tax Withholding:	You may exercise your option, to the extent vested, prior to the date on which the option expires. Exercise shall be done in accordance with policies and procedures established by Sempra. Upon exercise, Sempra or its Subsidiary is required to withhold taxes. Unless you instruct otherwise and pay or make arrangements satisfactory to Sempra to pay the exercise price and the taxes (which can be accomplished through a broker assisted cashless exercise), upon exercise, Sempra will withhold a sufficient number of shares of common stock that you otherwise would be entitled to receive upon exercise to pay the exercise price for the shares with respect to which the option is exercised and to cover the minimum required withholding taxes and will transfer to you only the remaining balance of the shares with respect to which the option is exercised.

Transfer Restrictions:	Prior to your death, your option may only be exercised by you. You may not sell or otherwise transfer or assign your option. You may, however, dispose of your option in your will. If someone wants to exercise your option after your death, that person must prove to Sempra’s reasonable satisfaction that he or she is entitled to do so.

Restrictions on Resale:	You agree not to sell any option shares at a time when applicable laws, regulations or Sempra policies prohibit a sale.

Capitalization Adjustments:	Your option, including the terms and conditions thereof, will, in the sole discretion of the Compensation Committee, be substituted or adjusted, as applicable, in accordance with the terms and conditions of the Plan. Any additional options awarded to you as a result of such substitution or adjustment also will be subject to the same transfer restrictions, forfeiture and recoupment provisions, and vesting conditions and other terms and conditions that are applicable to your options.

Recoupment:	Sempra reserves the right to recoup the compensation received in connection with your award (i) as required by applicable law or the rules or requirements of the primary national securities exchange on which Sempra’s common stock is listed, (ii) as required by the compensation recovery policy implemented or maintained by Sempra (“Compensation Recovery Policy”) or (iii) if your fraudulent or intentional misconduct is found, in the sole discretion of the Compensation Committee, to have materially affected the operations or financial results of Sempra or its Subsidiaries.

Retention Rights:	Neither your option nor this Award Agreement gives you the right to be retained by Sempra or any of its Subsidiaries in any capacity and your employer reserves the right to terminate your employment at any time, with or without cause. The value of the shares subject to your option will not be included as compensation or earnings for purposes of any other benefit plan offered by Sempra or any of its Subsidiaries.

No Shareholder Rights:	You have no rights as a shareholder of Sempra until your option shares have been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your option shares are issued.

Nonqualified Stock Option:	This option is not intended to be an incentive stock option under section 422 of the Code.

Applicable Law:	This Award Agreement will be interpreted and enforced under the laws of the State of California.

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Further Actions:
You agree to take all actions and execute all documents appropriate to carry out the provisions of this Award Agreement.
You shall be deemed to have accepted this award unless you affirmatively reject it in writing addressed to the Corporate Secretary of Sempra no later than 90 days following the Date of Award.
You also appoint as your attorney-in-fact each individual who at the time of so acting is the Secretary or an Assistant Secretary of Sempra with full authority to effect any transfer of any shares of Common Stock distributable to you pursuant to the option, including any transfer to pay withholding taxes, that is authorized by this Award Agreement.

Other Agreements:	In the event of any conflict between the terms of this Award Agreement and any written employment, severance or other employment-related agreement between you and Sempra, the terms of this Award Agreement, or the terms of such other agreement, whichever are more favorable to you, shall prevail. In the event of a conflict between the terms of this Award Agreement and the Plan, the Plan document shall prevail. In the event of a conflict between the terms of this Award Agreement and Sempra’s Compensation Recovery Policy, the terms of the Compensation Recovery Policy shall prevail.

By your acceptance of this award, you agree to all of the terms and conditions set forth in the Cover Page/Summary, this Award Agreement and the Plan. You will be deemed to have accepted this award unless you affirmatively reject the award in accordance with the procedures described herein.

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